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                                                 EXHIBIT 99

              Exhibit C to Agreement With Respect to a Merger
                                             Page 1 of 8

                           SECURITIES AGREEMENT

     THIS SECURITIES AGREEMENT ("Agreement") is made effective on
          , 1994, by RONALD E. DOWDY (the "New Shareowner") and
ROCHESTER TELEPHONE CORPORATION ("Rochester").

1.   Background.
     ----------
     The New Shareowner is exchanging all of his or her common stock of Dowdy Minnesota 10, Inc. for shares of the common stock, par value $1.00, of Rochester ("Rochester Stock"), and cash for fractional shares, under the terms of an Agreement with Respect to a Merger of Rochester Subsidiary Twenty-Seven Inc., into Dowdy Minnesota 10, Inc. under the name of Dowdy Minnesota 10, Inc. (the "Merger Agreement").

     The purpose of this Agreement is to address the rights and obligations between the parties hereto with respect to certain of the securities laws issues arising in relation to the Merger
Agreement.

2.   Registration of the Rochester Stock.
     ------------------------------------
     Because the New Shareowner is deemed an "affiliate" of Dowdy Minnesota 10, Inc. as that term is contemplated by Rule 145 promulgated by the Securities and Exchange Commission under the terms of the Securities Act of 1933 and the General Rules and Regulations of the Commission, and because the New Shareowner is to receive shares pursuant to the Merger Agreement that are freely transferable to the fullest extent allowable, Rochester shall, pursuant to the Merger Agreement, timely file with the Securities and Exchange Commission a registration statement on Form S-4 (or any successor form thereto) registering (a) the original issuance by Rochester to the New Shareowner of all of the Rochester Stock and (b) secondary sales of such Rochester Stock by the New Shareowner.

3.   Expenses of Registration.
     ------------------------
     All registration expenses and any expenses involved with post effective amendments and reports and any filing fees with
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                                                 Exhibit C
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respect thereto incurred in connection with the registration as set forth herein of the Rochester Stock, maintaining such registration in effect for two (2) years, and complying with Rochester's other obligations hereunder, shall be borne by Rochester. All expenses incident to the sales by the New Shareowner of Rochester Stock (such as brokerage fees) shall be borne by the New Shareowner.

4.   Representations and Warranties of the New Shareowner.
     -----------------------------------------------------
     The New Shareowner hereby represents and warrants, subject to the provisions of paragraph 6, as follows:

     (a) The New Shareowner shall make all sales during the period of the effectiveness of the secondary registration only in accordance with the terms of the Plan of Distribution to be set forth therein, provided however that said Plan of Distribution shall specifically allow sales by the New Shareowner pursuant to exemption from registration as permitted by the Federal Securities Laws and rules and regulations promulgated thereunder, including pursuant to Rule 145(d) promulgated under the Securities Act of 1933, as amended.

     (b) The shares of Rochester Stock covered by the prospectus will be (i) shares being issued by Rochester to the New
Shareowner and (ii) outstanding shares being offered by the New
Shareowner who will be entitled to the proceeds of any such secondary sales. No part of the proceeds of any secondary offering will be received by Rochester.

     (c) The New Shareowner agrees not to sell his or her Rochester Stock until the lapse of the time period set out in paragraph 5(h) unless the pooling determination referred to therein shall be sooner obtained, however the New Shareowner shall be free during such period to make bona fide gifts of the Rochester Stock to members of the New Shareowner's immediate family.

     (d) The New Shareowner covenants that he or she will not take any action with regard to his or her sale of the Rochester Stock that violates the Federal Securities Laws and rules and
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                                                 Exhibit C
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regulations thereunder, specifically including but not limited to, any deceptive practices, any market manipulation or stabilization activities.

     (e) The New Shareowner shall prepare or cause to be prepared and appropriately filed any form or report required of the New Shareowner by federal securities law with respect to any secondary sale of the Rochester Stock.

     (f) The New Shareowner shall comply with the prospectus delivery requirements with regard to each sale or offer of sale of Rochester Stock for which the delivery of a prospectus is required (a "Registered Sale Transaction").

     (g) The New Shareowner agrees, during the period after the secondary registration has lapsed, and to the extent required by federal securities laws, to sell his or her Rochester Stock only in transactions involving a broker which is a member of the New York Stock Exchange, and not to pay any consideration for sales of his or her Rochester Stock beyond the usual and customary broker's commissions, provided the New Shareowner shall at all times be free to enter into negotiated transactions unless otherwise prohibited by federal securities laws.

     (h) The New Shareowner shall inform Rochester when the distribution of the Rochester Stock held by him or her is completed.

     (i) The New Shareowner shall provide to Rochester all of the information as may be in his possession with respect to the New Shareowner (and not in Rochester's possession) as may be necessary or required to fulfill the disclosure requirements of
Item 7a of the S-4 Registration Statement and Item 507 of Regulation S-K as the same may be amended, from time to time, throughout the effective period of the S-4 Registration Statement that may be necessary to reflect any material changes, and the New Shareowner shall provide such information in a manner that does not materially misstate or fail to include any material information required under such provisions.

     (j)  At any time after the Effective Date of the
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                                                 Exhibit C
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registration statement, on written notice from Rochester that it requires the suspension by the New Shareowner of any Registered Sale Transactions, the New Shareowner immediately shall cease such transactions for a period of time in the reasonable judgment of Rochester, not to exceed 120 days (a "Blackout Period"), if Rochester reasonably determines that any such Registered Sale Transactions would impede, delay or interfere with any financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving Rochester or any of its affiliates, or require disclosure of material information which, if disclosed at that time, would be harmful to the interests of Rochester and its shareowners. Upon notice by Rochester to the New Shareowner of such determination, the New Shareowner covenants that he shall (i) keep the fact of any such notice strictly confidential, (ii) promptly halt any offer, sale, trading or transfer by it or any of its affiliates of any of the Rochester Stock for the duration of the Blackout Period set forth in such notice (or until earlier terminated by Rochester) other than such transactions as are exempt from registration and under the Securities Act of 1933 and otherwise permitted under the Federal Securities Laws (including pursuant to Rule 145(d) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and (iii) promptly halt any use, publication, dissemination or distribution of the registration statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its affiliates for the duration of the Blackout Period set forth in such notice (or until earlier terminated by Rochester).

5.   Representations and Warranties of Rochester.
     -------------------------------------------
     Rochester hereby makes the following representations and warranties to the New Shareowner:

     (a) Rochester will take all actions necessary to deliver to the New Shareowner at the closing under the Merger Agreement a new stock certificate or certificates representing the Rochester Stock to be delivered to the New Shareowner pursuant to the
Merger Agreement in exchange for the stock held by the New Shareowner in Dowdy Minnesota 10, Inc.
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                                                 Exhibit C
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     (b)  Rochester shall make all filings necessary and take all further action to assure the effectiveness of (i) the registration under the Securities Act of the original issuance by Rochester to the New Shareowner of the Rochester Stock to be received by her hereunder and (ii) the secondary registration for the Rochester Stock to be received by the New Shareowner hereunder to be effective no later than the date of the receipt by the New Shareowner of the Rochester Stock.

     (c) Rochester will timely prepare and file all post-effective amendments or supplements and any and all reports, required to be filed with the Securities Exchange Commission and any other agency or exchange to ensure that the secondary registration shall remain effective for a period of at least two
(2) years from the date of receipt by the New Shareowner of his or her Rochester Stock. The New Shareowner recognizes that subsequent events could require Rochester to request that Registered Sale Transactions by the New Shareowner be suspended for a time so that post effective amendments or supplements can be drafted, filed and delivered, to New Shareowner. In such event New Shareowner agrees to comply with such request and Rochester agrees to take all action necessary to lift any such stop sale request at the earliest practicable date.

     (d) During the period of effectiveness of the secondary registration all of the Rochester Stock owned by New Shareowner will be freely tradeable, subject only to the prospectus delivery requirements set forth in paragraph 4(f), if applicable, and the pooling delay requirements of paragraphs 4(c) and 5(h).

     (e) Rochester will maintain an adequate supply of accurate and effective prospectuses and will deliver a reasonable number of such prospectuses either directly to the New Shareowner, to a broker designated by the New Shareowner in writing or to any prospective purchaser within five (5) days of written request therefore by the New Shareowner, and the cost of maintaining such prospectuses for this purpose shall be borne by Rochester. Rochester agrees that it shall use all best efforts to provide such prospectuses in a shorter time frame that set forth above provided that the New Shareowner shall bear any additional expense involved in expediting the delivery of such prospectuses.
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                                                 Exhibit C
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     (f)  The Plan of Distribution included in the form of
registration for the original issuance and the secondary distribution shall not include any additional restrictions on the sale of Rochester Stock by the New Shareowner beyond those specifically set forth herein unless the New Shareowner shall consent to such restrictions in writing in advance.

     (g) That after the expiration of two (2) years from the date of the acquisition of the Rochester Stock by the New Shareowner, Rochester will continue to file on a timely basis all of the reports required to allow the New Shareowner to take advantage of the exemption allowing sales of the New Shareowner's Rochester Stock pursuant to Rule 145 and Rule 144, and will do so in such manner that there shall be no lapse or delay in the effectiveness or availability of such reports and information that would preclude the New Shareowner from any sale of the Rochester Stock.

     (h) Rochester shall take all action necessary to preserve treatment of the transaction described in the Merger Agreement as a "pooling" for financial reporting purposes within twenty (20) business days after the termination of the first full calendar month after the closing of the Merger Agreement and receipt by the New Shareowner of his or her Rochester Stock.

     (i) Rochester acknowledges the New Shareowner's right to transfer a portion of his or her Rochester Stock by gift, subject to the terms of this Agreement. Rochester will allow the New Shareowner to make such transfers provided any such donee shall personally execute a copy of this Agreement and thereby be subject to, and benefit from, its provisions. If required by securities laws, rules or regulations Rochester will disclose such type of transfers in the Plan of Distribution in the Registration Statement. Notwithstanding the foregoing, it is agreed that during the time period necessary for the determination of pooling treatment as referred to in paragraphs 4(c) and 5(h), Rochester shall not be required to allow any transfer by gift to any donee except bona fide gifts to members of the immediate family of the New Shareowner.
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                                                 Exhibit C
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6.   Available Exemptions.
     ---------------------
     The parties hereto agree, notwithstanding anything herein to the contrary, that in the event any foregoing restrictions shall not be required with respect to any proposed sale by the New Shareowner by virtue of the existence of any other exemption pursuant to the Federal Securities Laws or any rule or regulations adopted by the Securities and Exchange Commission thereunder, the New Shareowner shall not be restricted thereby, provided however that the New Shareowner may be required to provide counsel for Rochester with a statement of the exemption to be relied upon and reasonable evidence of its applicability to the proposed sale.

7.   Binding Effect.
     --------------
     The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, personal representatives and assigns of the parties hereto, provided however that in the event of the death of the New Shareowner any restriction on the New Shareowner under this Agreement that shall not otherwise be required by federal securities laws shall no longer be binding upon any individual receiving the Rochester stock thereby.

8.   Unconditional Indemnification.
     ------------------------------
     In the event of any breach of any warranty, representation or other provision of this Agreement, the non-breaching party shall be indemnified and held harmless from and against any and all claims, actions, suits, liabilities, losses, damages and expenses of every nature and character (including, but not by way of limitation all reasonable attorneys' fees and amounts paid in settlement of any claim, action or suit) which constitute or which arise or result directly or indirectly from such breach or default, provided however, that Rochester shall make no claim for recovery from New Shareowner hereunder unless an aggregate of $30,000.00 in indemnifiable claims is reached where each individual indemnifiable claim equals or exceeds the amount of $5,000.00.
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                                                 Exhibit C
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     IN WITNESS WHEREOF, the New Shareowner and Rochester have
executed this Agreement this       day of             , 1994.

NEW SHAREOWNER                   ROCHESTER TELEPHONE CORPORATION

                                 By:
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   RONALD E. DOWDY                    Louis L. Massaro
                                      Corporate Vice President -